UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2020

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000
Los Angeles
California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	REXR	New York Stock Exchange
5.875% Series A Cumulative Redeemable Preferred Stock	REXR-PA	New York Stock Exchange
5.875% Series B Cumulative Redeemable Preferred Stock	REXR-PB	New York Stock Exchange
5.625% Series C Cumulative Redeemable Preferred Stock	REXR-PC	New York Stock Exchange
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 21, 2020, in order to help achieve certain board refreshment and diversity goals, Steven C. Good resigned as an independent director of the Board of Directors (the “Board”) of Rexford Industrial Realty, Inc. (the “Company”), effective December 31, 2020. At the time of his resignation, Mr. Good served as the Chairman of the Audit Committee of the Board and a member of the Compensation Committee of the Board. Mr. Good’s resignation is not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On December 21, 2020, the Compensation Committee of the Board approved (i) the accelerated vesting of Mr. Good’s outstanding restricted stock grant of 2,507 shares, which grant was scheduled to vest on the date of the next annual stockholders’ meeting and (ii) a cash payment of $66,737.64, which is equal to Mr. Good’s remaining annual retainer for service as a director, as a member of the Compensation Committee, and as the chairman of the Audit Committee, covering retainers that have already been earned for Q4 2020 and would have been earned for Q1 2021 and 55 days of Q2 2021, for the period of time preceding the estimated date of the next annual stockholders when Mr. Good’s term would have ended.

On December 21, 2020, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, elected Debra L. Morris as a director, effective December 31, 2020. The Board has determined that Ms. Morris qualifies as an independent director under New York Stock Exchange (the “NYSE”) rules and the Company’s corporate governance guidelines. Additionally, the Board has determined that Ms. Morris qualifies as an audit committee financial expert pursuant to the definition adopted by the Securities and Exchange Commission and the listing standards of the NYSE. The Board also appointed Ms. Morris to serve on both the Audit Committee and the Compensation Committee of the Board, and further appointed Tyler H. Rose as Chairman of the Audit Committee of the Board and Diana J. Ingram as Chairwoman of the Nominating and Corporate Governance Committee, to be effective on January 1, 2021.

There are no arrangements or understandings between Ms. Morris and any other person pursuant to which she was elected as a director. There are no transactions in which Ms. Morris has an interest requiring disclosure herein under Item 404(a) of Regulation S-K. Ms. Morris will be compensated in accordance with the Company's non-employee director compensation program. The Company will enter into its standard indemnification agreement with Ms. Morris.

Ms. Morris has served as the Executive Vice President, Chief Financial Officer of Apria Healthcare, a leading provider of integrated home healthcare equipment and related services in the United States, since March 2013. She currently serves on the board and chairs the Audit Committee of ALC Schools, a provider of alternative student transportation for school districts nationwide. Prior to joining Apria, Ms. Morris served as Chief Financial Officer—Americas for SITEL Worldwide Corporation, a global leader in business processing outsourcing, from 2010 to 2013. Prior to that she served as a Partner of Tatum LLC, a national executive services firm, from 2004 to 2010 and as a Director from 2008 to 2010 and provided interim and permanent Chief Financial Officer services for companies contracted with Tatum LLC including Life Masters Supported Selfcare and RelaDyne. From 1999 to 2002 she was Chief Financial Officer of Caliber Collision Centers. Ms. Morris spent the earlier part of her career in progressively more responsible roles with CB Richard Ellis, including as Executive Vice President—Global Marketing and Integration and Executive Vice President—Global Chief Accounting Officer. Ms. Morris holds a B.S. in Business Administration from Colby Sawyer College in New London, New Hampshire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

Dated: December 22, 2020	By:	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer

Rexford Industrial Realty, Inc.

Dated: December 22, 2020	By:	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer